EXHIBIT 99.1

Wave Systems Completes $7.1 Million Private Placement Financing

Lee, MA – November 19, 2003 – Wave Systems Corp. (NASDAQ: WAVX – www.wave.com), a leading developer of trusted computing solutions and services, announced today that it has completed a $7.1 million private placement of Class A common stock and warrants with a group of institutional and accredited investors. The financing is intended to fund Wave Systems’ ongoing operations, specifically its sales and marketing efforts, as well as its engineering, development and customer support teams and its general corporate overhead.

The private placement consists of 3,725,263 shares of common stock priced at $1.90 per share as well as warrants to purchase 1,095,227 shares of the company’s common stock at an exercise price of $2.62 per share. If exercised in their entirety, the warrants would generate an additional $2.9 million in gross proceeds to Wave. J. P. Carey Securities acted as the agent for the private placement.

In conjunction with the private placement, Wave Systems has agreed to file a registration statement on Form S-3 to register the common stock issued in the offering as well as the shares underlying the warrants.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy securities of Wave Systems Corp. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

About Wave Systems Corp.

Consumers and businesses are demanding a computing environment that is more trusted, private, safe and secure. Wave is the leader in delivering trusted computing applications and services with advanced products, infrastructure and solutions across multiple trusted platforms from a variety of vendors. Wave holds a portfolio of significant fundamental patents in security and e-commerce applications and employs some of the world’s leading security systems architects and engineers. For more information about Wave, visit http://www.wave.com.

Safe Harbor for Forward Looking Statements

Except for the statements of historical fact, the information presented herein constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. . Such factors include general economic and business conditions, the ability to fund operations, the ability to forge partnerships required for deployment, changes in consumer and corporate buying habits, chip development and production, the rapid pace of change in the technology industry and other factors over which Wave Systems Corp. has little or no control. Wave Systems assumes no obligation to publicly update or revise any forward-looking statements.

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For more information please contact:

Wave Media Contact: Gerard T. Feeney, CFO Wave Systems Corp. 413-243-1600 info@wavesys.com	Wave Investor Relations Contact David Collins, Richard Land Jaffoni & Collins 212-835-8500 wavx@jcir.com

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